Exhibit 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Reports Record Results for First Quarter 2008

Houston, Texas (Monday, April 28, 2008) – Enterprise Products Partners L.P.  (NYSE: “EPD”) today announced its financial results for the three months ended March 31, 2008.  The partnership reported a 132 percent increase in net income to $260 million, or $0.51 per unit on a fully diluted basis, for the first quarter of 2008 compared to net income of $112 million, or $0.20 per unit on a fully diluted basis, for the first quarter of 2007.

Distributable cash flow increased 73 percent to $383 million in the first quarter of 2008 from $222 million in the same quarter of 2007.  On April 15, 2008, the board of directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.5075 per unit with respect to the first quarter of 2008.  This represents a 6.8 percent increase over the $0.475 per unit rate that was paid with respect to the first quarter of last year.  Distributable cash flow for the first quarter of 2008 provided 1.6 times coverage of the cash distribution to be paid by the partnership to its limited partners.  The partnership retained approximately $126 million of distributable cash flow to reinvest in growth capital projects and to reduce debt.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

“The first quarter of 2008 was a record quarter for our partnership,” said Michael A. Creel, president and chief executive officer of Enterprise.  “Demand for NGLs, natural gas and crude oil and our midstream infrastructure services resulted in each of our business segments having an exceptional quarter.  Cash flow and volume contributions from new assets such as the Independence project, Meeker and Pioneer as well as solid year-over-year performance from our other assets resulted in a substantial increase in EBITDA and distributable cash flow.  Enterprise’s pipeline assets transported in excess of 2 million barrels per day of NGLs, crude oil and petrochemicals and 9 trillion Btus per day of natural gas and for the second consecutive quarter, our Mid-America and Seminole pipelines transported in excess of 1 million barrels per day of NGLs.”

“We also took steps to insulate Enterprise from disruptions in the capital markets for the remainder of this year as we fund our $1.6 billion growth capital budget for 2008.  In addition to retaining one-third of the partnership’s distributable cash flow for the first quarter of 2008, we also issued $1.1 billion of five- and ten-year notes at attractive interest rates averaging 6.20 percent.  We expect that these actions coupled with EBITDA growth, retained distributable cash flow and proceeds from our distribution reinvestment plan for the rest of the year will provide the partnership with ample financial flexibility for 2008.  The first quarter gives Enterprise a great start toward achieving our objective of increasing our year-end 2008 annualized cash distribution rate to partners to at least $2.12 per unit and retaining over $200 million of distributable cash flow despite the expected effects of downtime at Pioneer and Independence,” stated Creel.

Revenue for the first quarter of 2008 increased to a record $5.7 billion from $3.3 billion in the first quarter of 2007.  Gross operating margin increased 61 percent to a record $522 million for the first quarter of this year from $324 million for the first quarter of 2007.  Operating income was $367 million for the first quarter of 2008, a 95 percent increase over the $188 million of operating income for the same quarter of 2007.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2008 was a record $491 million, a 61 percent increase, compared to $305 million for the first quarter of 2007.  Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

Review of Segment Performance for the First Quarter of 2008

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines and Services segment increased 52 percent to $290 million for the first quarter of 2008 compared to $191 million for the same quarter of 2007.

Enterprise’s natural gas processing business recorded gross operating margin of $178 million for the first quarter of 2008, a 107 percent increase from $86 million in the first quarter of 2007.  This business benefited from overall strong demand for NGLs from the petrochemical and motor gasoline refining industries as well as a return to normal winter weather in the Midwestern United States.  This demand resulted in higher prices for NGLs and coupled with an increase in equity NGL production generated the record performance for this business.  Equity NGL production, the NGLs that Enterprise earns and takes title to as a result of providing processing services, increased 44 percent to 101 thousand barrels per day (“MBPD”) for the first quarter of 2008 from 70 MBPD for the same quarter in 2007.  Meeker was in operation for the full first quarter in 2008 and accounted for 30 MBPD of this increase, while the Pioneer cryogenic facility began operations in February 2008 and accounted for 8 MBPD of equity NGL production.  Natural gas volumes processed under fee-based contracts increased to approximately 2.7 billion cubic feet per day (“Bcfd”) this quarter from 2.4 Bcfd in the first quarter of 2007.  Enterprise’s NGL marketing business benefited from an increase in volumes as a result of the strong demand for NGLs.

Gross operating margin from the partnership’s NGL pipeline and storage business was $86 million in the first quarter of 2008 compared to $79 million in the first quarter of 2007.  This increase was primarily attributable to a $6 million increase in gross operating margin from the Mid-America and Seminole pipelines on a 190 MBPD increase in NGL volumes.  Volumes associated with the NGL pipeline and storage business for the first quarter of 2008 increased 13 percent to a record 1.8 million barrels per day from 1.6 million barrels per day for the first quarter of last year.

Gross operating margin from Enterprise’s NGL fractionation business was $25 million in the first quarter of 2008 versus $26 million reported for the same quarter of 2007.  Increases in gross operating margin from the partnership’s Hobbs, Norco and Promix fractionators were offset by a decrease at our Mont Belvieu facilities which had two of its fractionators out of service during part of the first quarter of 2008 for scheduled maintenance.  NGL fractionation volumes for the first quarter of this year were 423 MBPD, a 21 percent increase from 351 MBPD recorded in the first quarter of 2007.  The Hobbs fractionator, which began operations in August 2007, had volumes of 73 MBPD for the first quarter of 2008.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines and Services segment reported a 43 percent increase in gross operating margin to $110 million for the first quarter of 2008 compared to $77 million for the same quarter of 2007.

The partnership’s onshore natural gas pipeline business generated gross operating margin of $99 million in the first quarter of 2008, a 39 percent increase over the $71 million of gross operating margin reported for the first quarter of last year.  Substantially all of Enterprise’s natural gas pipelines reported improved results compared to 2007.  Onshore natural gas transportation volumes increased 16 percent to a record 7.1 trillion British thermal units per day (“TBtud”) for the first quarter of 2008 versus 6.1 TBtud in the same quarter of 2007.

Gross operating margin from the partnership’s natural gas storage business was $10 million for the first quarter of 2008 compared to $5 million for the same quarter in 2007.  This increase was primarily attributable to Petal which benefited from new storage capacity being placed into service in the third quarter of 2007 and an increase in revenues from a related natural gas pipeline.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines and Services segment increased $62 million, or 310 percent, to $82 million in the first quarter of 2008 from $20 million in the same quarter of 2007.  The Independence project accounted for $51 million of this increase on average throughput of 867 billion British thermal units per day (“BBtud”).  The remainder of the increase in gross operating margin was due to improved results for the High Island/East Breaks natural gas pipeline system and the Cameron Highway Oil Pipeline system.

The offshore platform services business reported gross operating margin of $44 million for the first quarter of 2008, an increase of $30 million from $14 million reported in the same quarter of 2007.  The Independence Hub platform, which was installed and began earning demand fees in mid-March 2007, generated $29 million of this increase from a full quarter of demand and volumetric revenues in 2008.  Enterprise’s offshore platform natural gas and crude oil processing volumes for the first quarter of 2008 increased by 412 percent and 5 percent, respectively, over the same quarter in 2007.

Gross operating margin from Enterprise’s offshore natural gas pipeline business increased to $26 million in the first quarter of 2008 from $2 million in the first quarter of 2007.  This increase in gross operating margin was principally due to a $22 million increase from the Independence Trail pipeline, which began operations in July 2007, and a $7 million increase from the High Island/East Breaks system due to higher tariffs.  These increases more than offset the effect of volume declines on the Viosca Knoll, Phoenix and Falcon pipeline systems.  Transportation volumes for the offshore natural gas pipeline business were 1.9 TBtud in the first quarter of 2008 compared to 1.4 TBtud in the same quarter of 2007.

Enterprise’s offshore oil pipeline business recorded gross operating margin of $12 million for the first quarter of 2008 compared to $4 million for the first quarter of 2007.  This $8 million increase was attributable to an increase in equity earnings from Enterprise’s 50 percent ownership interest in the Cameron Highway Oil Pipeline system due to higher volumes and lower interest expense.  Cameron Highway reported net transportation volumes of 95 MBPD for the first quarter of 2008 compared to 34 MBPD for the first quarter of last year.  Overall, offshore oil pipeline transportation volumes for the first quarter of 2008 increased 35 percent to 206 MBPD from 153 MBPD for the same quarter of 2007.

Operations at the Independence Hub platform and Trail pipeline were suspended on April 8, 2008 due to a leak in a flex joint, which is in approximately 85 feet of water and connects the pipeline to the platform.  Repairs to the flex joint are ongoing.  It is still our expectation that Independence will resume operations during the first half of May.  While the Independence platform and pipeline do not earn volumetric fees during this period of suspended operations, the Independence Hub still continues to earn its fixed demand revenues of approximately $5 million per month.  The estimated impact to gross operating margin from downtime at Independence is approximately $400,000 per day.

Petrochemical Services – Gross operating margin for the Petrochemical Services segment was $41 million in the first quarter of 2008, an 8 percent increase, compared to $38 million in the same quarter of 2007.

Enterprise’s butane isomerization business reported a 33 percent increase in gross operating margin to $28 million in the first quarter of 2008 compared to $21 million in the first quarter of 2007 on continuing strong demand for high-purity isobutane and higher revenues from sales of NGL by-products.  Butane isomerization volumes for the first quarter of 2008 were 96 MBPD compared to 95 MBPD in the same quarter of 2007.

The partnership’s propylene fractionation and petrochemical pipeline business earned $15 million of gross operating margin during the first quarter of 2008 versus $18 million in the same quarter of 2007.  This decrease was primarily due to lower volumes and sales margins in the first quarter of 2008.  Propylene fractionation volumes were 58 MBPD for the first quarter of 2008 compared to 61 MBPD for the first quarter of last year.  Petrochemical pipeline transportation volumes were 115 MBPD during the first quarter of 2008 compared to 102 MBPD in the same quarter of 2007.

Enterprise’s octane enhancement business reported a gross operating margin loss of $2 million in the first quarter of 2008 compared to a loss of $1 million in the first quarter of 2007.  This facility was out of service for part of the first quarter of 2008 for scheduled maintenance as it was during the first quarter of last year.  Octane enhancement production was 7 MBPD for the first quarter of 2008 and the first quarter of 2007.

Capitalization – Total debt principal outstanding at March 31, 2008 was approximately $7.5 billion, including $1.25 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content.  Enterprise’s consolidated debt also included $188 million of debt of Duncan Energy Partners L.P. (“DEP”) for which Enterprise does not have the payment obligation.  Enterprise had total liquidity of approximately $500 million at March 31, 2008, which included availability under its $1.75 billion, five-year credit facility and unrestricted cash.  On April 3, 2008, Enterprise issued $400 million of 5.65% senior notes due 2013 and $700 million of 6.50% senior notes due 2019.  After adjusting for the net proceeds from this note offering, the partnership’s liquidity at March 31, 2008 was approximately $1.6 billion.

Total capital spending in the first quarter of 2008, net of contributions in aid of construction, was approximately $625 million.  This includes $25 million of sustaining capital expenditures and $7 million of investments in unconsolidated affiliates.

Interest expense for the first quarter of 2008 was $92 million on an average debt balance of $7.2 billion compared to interest expense of $63 million in the first quarter of 2007 which had an average debt balance of $5.4 billion.  The increase in the average debt balance between the two periods is principally due to funding the partnership’s capital investment program.

Today, Enterprise will host a conference call to discuss first quarter earnings.  The call will be broadcast live over the Internet at 9 a.m. Central Daylight Time and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of gross operating margin, EBITDA and distributable cash flow.   The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.   The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative costs.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges.   Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin.   Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis.   Many of these businesses perform supporting or complementary roles to our other business operations.  As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA.  We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization and accretion expense.  EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.   The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Distributable cash flow.  We define distributable cash flow as net income or loss plus: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments less related amortization of such amount to earnings, if any; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger; (9) minority interest expense associated with the public unitholders of DEP less related distributions to be paid to such holders with respect to the period of calculation; (10) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period; and (11) the subtraction of cash expenditures for asset abandonment activities. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners.  Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder).   The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of approximately $20 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 35,000 miles of onshore and offshore pipelines.  Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services.  For more information, visit Enterprise on the web at www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise.  When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements.  Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected.  Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of our debt level on its future financial and operating flexibility;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	the failure to successfully integrate our operations with companies we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:                      Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812, www.epplp.com
       Rick Rainey, Director, Media Relations, (713) 381-3635

###

Enterprise Products Partners L.P.		Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three Months Ended March 31, 2008 and 2007
($ in 000s, except per unit amounts)
	For the Three Months
	Ended March 31,
	2008	2007
Revenue	$5,684,535	$3,322,854
Costs and expenses:
Operating costs and expenses	5,311,190	3,124,479
General and administrative costs	21,205	16,630
Total costs and expenses	5,332,395	3,141,109
Equity in income of unconsolidated affiliates	14,592	6,179
Operating income	366,732	187,924
Other income (expense):
Interest expense	(91,946)	(63,358)
Other, net	891	1,928
Total other expense	(91,055)	(61,430)
Income before provision for income taxes, and minority interest	275,677	126,494
Provision for income taxes	(3,657)	(8,788)
Income before minority interest	272,020	117,706
Minority interest	(12,411)	(5,661)
Net income	$259,609	$112,045

Net income allocation:
Limited partners’ interest in net income	$225,162	$85,049
General partner interest in net income	$34,447	$26,996
Per unit data (fully diluted):
Net income per unit (1)	$0.51	$0.20
Average LP units outstanding (in 000s)	435,950	433,272
Other financial data:
Net cash flows provided by operating activities	$265,065	$420,751
Net cash used in investing activities	$568,569	$614,921
Net cash provided by financing activities	$329,612	$231,126
Distributable cash flow	$382,765	$221,985
EBITDA	$491,058	$305,280
Depreciation, amortization and accretion	$135,976	$121,221
Distributions received from unconsolidated affiliates	$28,576	$16,947
Total debt principal outstanding at end of period	$7,469,500	$5,478,068

Capital spending:
Capital expenditures, net of contributions in aid of
construction costs, for property, plant and equipment	$617,263	$574,890
Cash used for business combinations,
net of cash received	1	312
Investments in unconsolidated affiliates	7,432	38,973
Total	$624,696	$614,175

(1) For purposes of computing basic and diluted earnings per unit, in periods when our aggregate net income exceeds the aggregate distributions for such periods, an increased amount of earnings is allocated to EPGP in applying Emerging Issues Task Force Issue (“EITF’) No. 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128" ("EITF 03-6"). Historically, our distributions to owners have exceeded earnings and as a result EITF 03-6 had no effect on our earnings per unit calculations. Pro forma net income available to our limited partners’ and general partner for the three months ended March 31, 2008 was $223,432 and $36,177, respectively. Additional earnings allocated to our general partner for earnings per unit calculations were $1,730.

Enterprise Products Partners L.P.		Exhibit B
Condensed Operating Data - UNAUDITED
For the Three Months Ended March 31, 2008 and 2007
($ in 000s)
	For the Three Months
	Ended March 31,
	2008	2007

Gross operating margin by segment:
NGL Pipelines & Services	$289,742	$190,694
Onshore Natural Gas Pipelines & Services	109,905	76,515
Offshore Pipelines & Services	81,571	19,707
Petrochemical Services	41,003	37,583
Total non-GAAP gross operating margin	$522,221	$324,499
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(133,922)	(119,492)
Operating lease expense paid by EPCO in operating
costs and expenses	(527)	(526)
Gain on sale of assets in operating costs and expenses	165	73
General and administrative costs	(21,205)	(16,630)
Operating income per GAAP	$366,732	$187,924

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,831	1,607
NGL fractionation volumes (MBPD)	423	351
Equity NGL production (MBPD)	101	70
Fee-based natural gas processing (MMcf/d)	2,669	2,401
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	7,100	6,086
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,936	1,384
Crude oil transportation volumes (MBPD)	206	153
Platform gas processing (MMcf/d)	830	162
Platform oil processing (MBPD)	21	20
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	96	95
Propylene fractionation volumes (MBPD)	58	61
Octane additive production volumes (MBPD)	7	7
Petrochemical transportation volumes (MBPD)	115	102
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	2,152	1,862
Natural gas transportation volumes (BBtus/d)	9,036	7,470
Equivalent transportation volumes (MBPD) (2)	4,530	3,828

(1) Operating rates are net of third party ownership interests and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.		Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three Months Ended March 31, 2008 and 2007
($ in 000s)
	For the Three Months
	Ended March 31,
	2008	2007

Reconciliation of non-GAAP "Distributable cash flow" to GAAP "Net income" and GAAP "Net cash flows provided by operating activities"
Net income	$259,609	$112,045
Adjustments to derive Distributable Cash Flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	130	132
Depreciation, amortization and accretion in costs and expenses	135,846	121,089
Operating lease expense paid by EPCO	527	526
Deferred income tax expense	(913)	1,596
Monetization of interest rate swaps	6,251	--
Amortization of net gain from treasury locks	(1,590)	(965)
Equity in income of unconsolidated affiliates	(14,592)	(6,179)
Distributions received from unconsolidated affiliates	28,576	16,947
Gain on sale of assets	(165)	(73)
Proceeds from sale of assets	119	91
Sustaining capital expenditures	(25,012)	(25,511)
Changes in fair market value of financial instruments	662	104
Minority interest expense – DEP public unitholders	4,353	2,831
Distribution to be paid to DEP public unitholders with respect to period	(6,130)	(3,648)
Cash expenditures for asset abandonment activities	(4,906)	--
El Paso transition support payments	--	3,000
Distributable cash flow	382,765	221,985
Adjustments to Distributable cash flow to derive Net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Monetization of interest rate swaps	(6,251)	--
Amortization of net gain from treasury locks	1,590	965
Proceeds from sale of assets	(119)	(91)
Sustaining capital expenditures	25,012	25,511
El Paso transition support payments	--	(3,000)
Minority interest	12,411	5,661
Minority interest expense – DEP public unitholders	(4,353)	(2,831)
Distribution to be paid to DEP public unitholders with respect to period	6,130	3,648
Cash expenditures for asset abandonment activities	4,906	--
Effect of pension settlement recognition	(114)	--
Net effect of changes in operating accounts	(156,912)	168,903
Net cash flows provided by operating activities	$265,065	$420,751

Enterprise Products Partners L.P.		Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three Months Ended March 31, 2008 and 2007
($ in 000s)
	For the Three Months
	Ended March 31,
	2008	2007
Reconciliation of non-GAAP "EBITDA" to GAAP "Net income" and
GAAP "Net cash flows provided by operating activities"
Net income	$259,609	$112,045
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	91,946	63,358
Provision for income taxes	3,657	8,788
Depreciation, amortization and accretion in costs and expenses	135,846	121,089
EBITDA	491,058	305,280
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(91,946)	(63,358)
Provision for income taxes	(3,657)	(8,788)
Equity in income of unconsolidated affiliates	(14,592)	(6,179)
Amortization in interest expense	130	132
Deferred income tax expense	(913)	1,596
Distributions received from unconsolidated affiliates	28,576	16,947
Operating lease expense paid by EPCO	527	526
Minority interest	12,411	5,661
Gain on sale of assets	(165)	(73)
Changes in fair market value of financial instruments	662	104
Effect of pension settlement recognition	(114)	--
Net effect of changes in operating accounts	(156,912)	168,903
Net cash flows provided by operating activities	$265,065	$420,751